CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Holdings Acquisition Corp.

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 2, 2007, on the financial statements of China Holdings Acquisition Corp. (a corporation in the development stage) as of July 16, 2007 and for the period from June 22, 2007 (inception) to July 16, 2007, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

August 2, 2007